Exhibit 10.11

SECOND AMENDMENT TO OFFICE LEASE AND LEASE

This SECOND AMENDMENT TO OFFICE LEASE AND LEASE (this “Amendment”) is entered into as of this 17th day of May, 2010, by and between BMR-GATEWAY BOULEVARD LLC, a Delaware limited liability company (“Landlord”), and REVANCE THERAPEUTICS, INC., a Delaware corporation (“Tenant”).

RECITALS

A. WHEREAS, Landlord and Tenant entered into that certain Office Lease dated as of March 31, 2008, as amended by that certain Amended and Restated First Amendment to Office Lease dated as of March 31, 2008 (together, and as the same may have been further amended, amended and restated, supplemented or otherwise modified from time to time, the “Office Lease”), whereby Tenant leases certain premises (the “Office Premises”) from Landlord in the building located at 7555 Gateway Boulevard in Newark, California (the “Building”);

B. WHEREAS, Landlord and Tenant entered into that certain Lease dated as of March 31, 2008, as amended by that certain First Amendment to Lease dated as of March 31, 2008 (together, and as the same may have been further amended, amended and restated, supplemented or otherwise modified from time to time, the “Manufacturing Lease” and, together with the Office Lease, the “Leases”), whereby Tenant leases from Landlord certain premises (including the Office Premises) in the Building;

C. WHEREAS, a dispute has arisen regarding the Tenant Improvements, when they were Substantially Complete and commissioned, and when the Term Commencement Date occurred (the “Dispute”); and

D. WHEREAS, Landlord and Tenant desire to modify and amend the Leases only in the respects and on the conditions stated in this Amendment.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows;

1. Definitions. For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Manufacturing Lease, unless otherwise defined or indicated herein.

2. Tenant Improvements. In order to resolve the Dispute, the parties agree that the Tenant Improvements are deemed to have been Substantially Complete and commissioned as of January 15, 2010, and, therefore, that the Term Commencement Date is January 15, 2010. Tenant acknowledges that the Tenant Improvements are complete and that Landlord has completed, among other things, the work described in Attachment 7 to the Work Letter.

3. Office Lease Termination. The Office Lease terminated in accordance with Section 3 thereof as of January 15, 2010, and from such date is of no further force or effect, except (a) with respect to (i) provisions that expressly survive the expiration or earlier termination thereof and (ii) Tenant’s obligation to pay Rent (as defined in the Office Lease) that accrued prior to the Term Expiration Date (including related to Landlord’s Statement (as defined in the Office Lease) with respect to the period from January 1, 2010, through January 14, 2010) and (b) that Tenant shall continue to lease and occupy the Office Premises pursuant to the terms of the Manufacturing Lease.

4. Additional Construction Costs. Tenant agrees to pay to Landlord, and Landlord shall be entitled to an immediate credit for, the following construction costs:

a. Fifteen Thousand Five Hundred Dollars ($15,500) of the cost of replacing the sidewalk in front of the Building, in the location shown on Exhibit A attached hereto; and

b. Twenty-Four Thousand Seven Hundred Sixty-Four Dollars ($24,764) of the cost to repair damage to the parking lot in the location shown on Exhibit A attached hereto.

5. Manufacturing Lease Rent. Tenant has made certain payments to Landlord pursuant to the terms of the Manufacturing Lease. Due to the parties’ agreement that the Term Commencement Date is January 15, 2010, Landlord shall credit Tenant with any payments of Base Rent and Operating Expenses (as well as any late fees or interest thereon) made by Tenant with respect to the period prior to the Term Commencement Date. Accordingly, Tenant shall be deemed to have satisfied its obligation to pay Base Rent and Tenant’s Pro Rata Share of estimated Operating Expenses with respect to the period from the Term Commencement Date through the first six and 28/100 (6.28) days of August 2010, after which time Tenant’s obligation to pay Base Rent and Tenant’s Pro Rata Share of Operating Expenses shall resume. Tenant shall not be obligated to pay any further interest or late fees related to the Dispute, including but not limited to interest and late fees billed and unpaid as of the date of this Amendment. Nothing in this Section shall be construed as affecting the provisions of Section 10 of the Manufacturing Lease regarding Landlord’s Statement (as defined in the Manufacturing Lease).

6. Waiver and Release. In consideration of the provisions of this Amendment, Landlord and Tenant, on behalf of themselves and each of their respective heirs, executors, administrators, trusts, trustors, trustees, beneficiaries, parents, subsidiaries, members, partners, officers, directors, principals, agents, employees, attorneys, servants, representatives, predecessors, successors, assigns, and affiliated or related entities, including without limitation their insurers (collectively, such party’s “Affiliates”), hereby release and forever discharge the other party and its Affiliates from any and all Claims, whether known or unknown, that in any way relate to the Dispute. Each party acknowledges that there is a risk that, subsequent to the execution of this Amendment, it may incur, suffer or sustain injuries, losses, damages, costs, attorneys’ fees, expenses or any of these that are in some way caused by or connected with the Dispute, and that may be unknown and unanticipated at the time this Amendment is signed, or that are not presently capable of being ascertained; and, further, that there is a risk that such injuries, losses, damages, costs, attorneys’ fees and expenses as are known may become more serious than either party now expects or anticipates. Nevertheless, each party acknowledges that this Amendment has been negotiated and agreed upon and, in light of that realization, each party expressly waives all rights it may have in such unsuspected claims. In doing so, each party has had the benefit of counsel, and has been advised of, understands and knowingly and specifically waives its rights under California Civil Code Section 1542, which provides:

A general release does not extend to the claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him/her must have materially affected his/her settlement with the debtor.

The parties agree never to commence or prosecute any action against the other based in whole or in part upon the claims, demands, causes of action, obligations, damages or liabilities released in this Section, or arising out of or in any way relating to the Dispute. This Amendment may be pled as a full and complete defense to any action or other proceeding, and as a basis for abatement of or injunction against such action. Nothing in this Section, however, shall preclude either party from bringing an action to enforce this Amendment.

7. Effect of Amendment. Except as modified or terminated in part by this Amendment, the Leases and all the covenants, agreements, terms, provisions and conditions thereof shall be unaffected hereby, and the Manufacturing Lease shall remain in full force and effect and is hereby ratified and affirmed. The covenants, agreements, terms, provisions and conditions contained in this Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and, except as otherwise provided in the Leases, their respective assigns. In the event of any conflict between the terms contained in this Amendment and the Leases, the terms herein contained shall supersede and control the obligations and liabilities of the parties. From and after the date hereof, (a) the term “Lease” as used in the Leases shall mean the respective Lease, as modified by this Amendment, (b) the term “Office Lease.” as used in the Manufacturing Lease, shall mean the Office Lease, as modified by this Amendment, and (c) the term “Manufacturing Lease” as used in the Office Lease, shall mean the Manufacturing Lease, as modified by this Amendment.

8. Miscellaneous. This Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof. All exhibits hereto are incorporated herein by reference.

9. Counterparts. This Amendment may be executed in one or more counterparts that, when taken together, shall constitute one original.

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IN WITNESS WHEREOF, Landlord and Tenant have hereunto set their hands as of the date and year first above written, and acknowledge that they possess the requisite authority to enter into this transaction and to execute this Amendment.

LANDLORD:

BMR-GATEWAY BOULEVARD LLC, a Delaware limited liability company

By:	/s/ Kevin M. Simonsen
Name:	Kevin M. Simonsen
Title:	VP, Real Estate Counsel

TENANT:

REVANCE THERAPEUTICS, INC., a Delaware corporation

By:	/s/ L. Daniel Browne
Name:	L. Daniel Browne
Title:	President and CEO

EXHIBIT A

LOCATION OF SIDEWALK AND PARKING LOT REPAIRS

[See attached]

BMR-Gateway Boulevard LLC
Parking Lot Repairs 10/27/09

16'x250'
TOTAL 7,703 ft
18'x21'
PARKING LOT REPAIRS
25'x106'
2650 ft
675 ft
SIDEWALK REPLACEMENT
BLDG-2
GATEWAY BLVD.
BUILDING 3